Exhibit 99.1
Q1 2020 Fixed Income Release

Denver, Colorado May 6, 2020: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial* and operating information for its fixed- income borrowing groups for the three months (“Q1”) ended March 31, 2020 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the March 31, 2020 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of May 2020, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the “Fixed Income” heading. Convenience translations provided herein are calculated as of March 31, 2020.

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Virgin Media Reports Preliminary Q1 2020 Results
Becoming the National Champion in Fixed-Mobile Connectivity with Record Q1 Postpaid Mobile Additions which Drove FMC to 22%
Q1 Growth in Operating Income and Operating Free Cash Flow
Business Resilience Keeping Customers Connected During COVID-19
Virgin Media Inc. (“Virgin Media”) is the leading cable operator in the U.K. and Ireland, delivering broadband, video and fixed-line telephony services to 6.0 million cable customers and mobile services to 3.3 million subscribers at March 31, 2020.

Operating highlights:

•
Virgin Media is aiming to become the national champion for fixed-mobile convergence by winning and retaining customers, growing ARPU via cross-sell and upsell, and extending its network reach and speed leadership position

•	Execution of this strategy drove growth in subscription revenue, Operating Income and Operating Free Cash Flow (“OFCF”) alongside increased capital efficiency during the quarter

•	In Fixed-line, our customer base remained stable at 6.0 million during Q1, while ARPU increased 1.2% YoY to £51.97 compared to an ARPU decline in Q1 2019

◦	ARPU growth was driven by our 2019 UK price rise, product innovation and base management

◦	Our fixed-line customer base decreased by 1,000 in the quarter as growth from new build areas was offset by attrition in our non-Lightning footprint

◦	The impact on fixed-line ARPU and customer churn due to the regulated introduction of end-of-contract notifications from mid-February has been modest and in-line with our expectations

•
We extended our speed leadership in Q1 with the rollout of Gigabit broadband speeds to Birmingham and Coventry taking our reach to 13% of our UK footprint; we remain on-track for network-wide coverage by end 2021, delivering 50% of UK Government national ambition four years early

◦	More than 95% of our broadband base now takes speeds of 100+ Mbps following a free speed boost for a million customers in the quarter

•	Project Lightning delivered 93,000 premises in Q1 2020 taking our cumulative build to 2.2 million

•
In Mobile, our converged Oomph bundles have continued to gain traction and helped deliver record Q1 postpaid mobile net adds of 72,000 compared to 26,000 in Q1 2019, driving FMC penetration up 2.5% YoY to 22.0%

◦	Q1 mobile net adds were 41,000 compared to a decline of 7,000 in Q1 2019, as postpaid gains accelerated and were partially offset by expected prepaid losses

•	In B2B, our SoHo customer base increased by 7.4% YoY compared to an 18.3% increase in Q1 2019

◦	Q1 growth was driven by our strong propositions and improved go-to-market capabilities following the consolidation of the SoHo operations into our consumer division.

•	Recent wholesale contract wins cement our position as a leading provider of backhaul services to UK mobile operators to support their 5G rollouts

◦	Signed significant dark fibre contracts with H3G in April and SSE Enterprise Telecoms in March

◦	We also signed a long term contract with Greater Manchester Combined Authorities to deliver a Local Full Fibre Network to connect 1,700 public sites and 45% of premises in the region

•	During the quarter we adapted our business operations quickly in response to the COVID-19 pandemic to keep our customers connected and ensure the safety of our employees

◦	Our robust network is successfully handling the increased demand from customers working from home during the pandemic

◦
We are proactively helping our residential customers stay connected and entertained during this period. We offered unlimited Virgin Mobile calls to UK landline numbers, a 10GB data boost for postpaid mobile customers, removed usage caps on legacy broadband products and provided additional TV programming such as kids and documentary channels

◦
To provide continued service to our customers during the pandemic, we are recruiting more than 500 new customer care jobs in the UK. We also recently completed the planned in-sourcing of 700 field-engineers enabling us to better manage the in-home service our customers receive

◦	In B2B, we have increased capacity and enabled remote working for many public sector and commercial businesses to maintain connectivity during this difficult time

Financial highlights:

•
Revenue of £1,266.3 million in Q1 declined 0.7% on a reported basis and 0.6% on a rebased[1] basis, with increases in subscription revenue across our business offset by declines in mobile and B2B non-subscription revenues

•	Reported and rebased cable subscription revenue increased 0.8% YoY in Q1. The main drivers of this performance was YoY growth in cable ARPU partially offset by a decline in fixed-line customers

◦	Residential cable revenue increased 0.8% on a reported basis and 0.9% YoY on a rebased basis in Q1

•	Mobile subscription revenue increased 2.7% on a reported basis and 2.8% on a rebased basis YoY in Q1, driven by the take-up of higher value postpaid data bundles

◦	Reported and rebased Q1 residential mobile revenue decreased 5.0% YoY as a reduction in mobile handset sales more than offset the increase in subscription revenue

•	Reported and rebased B2B revenue declined 4.3% in Q1 as a reduction in non-subscription revenue offset the growth in subscription revenue

◦	B2B subscription revenue increased 11.6% on a reported basis and 11.4% on a rebased basis in Q1 due to continued growth in SoHo customers

◦
The decline in B2B non-subscription revenue reflects the net effect of (i) a reduction in lower margin revenue related to business network services, (ii) an increase in wholesale revenue and (iii) lower revenue from data services

•
Operating income of £84.8 million in Q1 increased from £3.0 million in Q1 2019 due to the net effect of (i) a reduction in Segment OCF[2], as described below, (ii) lower share-based compensation expense, (iii) increased related-party fees and allocations, net, (iv) lower depreciation and amortisation and (v) lower impairment, restructuring and other operating items, net

•
Segment OCF of £512.3 million in Q1 declined 3.6% on a reported basis and 3.5% on a rebased basis. The decline reflects the aforementioned revenue performance and an increase in costs due to (i) a £7.7 million net increase in network taxes and (ii) higher mobile data and programming costs

•	Property and equipment (“P&E”) additions decreased by 10.6% YoY to £271.1 million in Q1 from £303.4 million in Q1 2019 primarily due to lower spend on customer premise equipment

•
OFCF of £241.2 million in Q1 increased 5.7% on a reported basis and 5.8% on a rebased basis up from £228.1 million in Q1 2019, driven by a continued reduction in capital intensity to 21.4%, compared to 23.8% in Q1 last year

•	At March 31, 2020, our fully-swapped third-party debt borrowing cost was 4.7% and the average tenor of our third-party debt (excluding vendor financing) was 7.3 years

•
At March 31, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Secured and Total Net Debt to Annualised EBITDA (last two quarters annualised) were 3.85x and 4.41x, respectively, each as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualised EBITDA would have been 5.20x at March 31, 2020

•
At March 31, 2020, we had maximum undrawn commitments of £1.0 billion equivalent. When our compliance reporting requirements have been completed and assuming no change from March 31, 2020 borrowing levels, we anticipate the borrowing capacity will be limited to £761.7 million equivalent, based on the maximum we can incur and upstream which is subject to a 4x net senior test

Operating Statistics Summary

	As of and for the three months ended
	March 31,
	2020	2019
Footprint
Homes Passed	15,920,100	15,440,500

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	5,952,400	5,971,900
Q1 Organic[3] Fixed-Line Customer Relationship net additions (losses)	(1,100)	25,500

Q1 Monthly ARPU per Fixed-Line Customer Relationship	£51.97	£51.36

Customer Bundling

Fixed-mobile Convergence	22.0%	19.5%

Single-Play	16.7%	16.0%
Double-Play	23.4%	21.4%
Triple-Play	59.9%	62.6%

Mobile Subscribers
Postpaid	3,085,000	2,772,900
Prepaid	233,400	343,800
Total Mobile subscribers	3,318,400	3,116,700

Q1 organic Postpaid net additions	71,800	26,100
Q1 organic Prepaid net losses	(30,500)	(32,800)
Total organic[3] Mobile net additions	41,300	(6,700)

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	£10.69	£11.08
Excluding interconnect revenue	£9.12	£9.38

Financial Results, Segment OCF Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2020 and 2019:

	Three months ended
	March 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts
Revenue
Residential cable revenue:
Subscription	£904.1	£897.2	0.8%	0.8%
Non-subscription	14.9	14.6	2.1%	1.7%
Total residential cable revenue	919.0	911.8	0.8%	0.9%
Residential mobile revenue:
Subscription	89.9	87.5	2.7%	2.8%
Non-subscription	56.4	66.5	(15.2%)	(15.2%)
Total residential mobile revenue	146.3	154.0	(5.0%)	(5.0%)
Business revenue:
Subscription	24.0	21.5	11.6%	11.4%
Non-subscription	160.9	171.8	(6.3%)	(6.3%)
Total business revenue	184.9	193.3	(4.3%)	(4.3%)
Other revenue	16.1	16.4	(1.8%)	(0.3%)
Total revenue	£1,266.3	£1,275.5	(0.7%)	(0.6%)

Segment OCF[2]
Segment OCF	£512.3	£531.5	(3.6%)	(3.5%)

Operating income	£84.8	£3.0
Share-based compensation expense	9.2	11.7
Related-party fees and allocations, net	74.2	35.3
Depreciation and amortisation	339.3	448.1
Impairment, restructuring and other operating items, net	4.8	33.4
Segment OCF	£512.3	£531.5

Segment OCF as a percentage of revenue	40.5%	41.7%

Operating income as a percentage of revenue	6.7%	0.2%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended
	March 31,
	2020	2019
	in millions, except % amounts
Customer premises equipment	£65.1	£120.2
New build and upgrade	100.7	88.3
Capacity	34.5	28.4
Product and enablers	34.6	30.4
Baseline	36.2	36.1
Property and equipment additions	£271.1	£303.4
Assets acquired under capital-related vendor financing arrangements	(193.8)	(247.0)
Assets acquired under finance leases	—	(0.5)
Changes in liabilities related to capital expenditures (including related-party amounts)	38.4	76.9
Total capital expenditures[4]	£115.7	£132.8

Property and equipment additions as a percentage of revenue	21.4%	23.8%

Operating Free Cash Flow
Segment OCF	£512.3	£531.5
Property and equipment additions	(271.1)	(303.4)
Operating free cash flow	£241.2	£228.1

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and pound sterling equivalent of the nominal amount outstanding of Virgin Media’s consolidated third-party debt, finance lease obligations and cash and cash equivalents:

	March 31,		December 31,
	2020		2019
	Borrowing currency	£ equivalent
	in millions
Senior and Senior Secured Credit Facilities:
Term Loan L (LIBOR + 3.25%) due 2027	£400.0	400.0	400.0
Term Loan M (LIBOR + 3.25%) due 2027	£500.0	500.0	500.0
Term Loan N (LIBOR + 2.50%) due 2028	$3,300.0	2,661.8	2,488.1
Term Loan O (EURIBOR + 2.50%) due 2029	€750.0	663.7	635.0
£1,000 million (equivalent) RCF (LIBOR + 2.75%) due 2026	£—	—	—
VM Financing Facility	£65.8	65.8	91.4
VM Financing Facility II	£2.1	2.1	12.2
Total Senior and Senior Secured Credit Facilities		4,293.4	4,126.7

Senior Secured Notes:
6.00% GBP Senior Secured Notes due 2025[5]	£521.3	521.3	521.3
5.50% USD Senior Secured Notes due 2026	$750.0	605.0	565.5
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
5.00% GBP Senior Secured Notes due 2027	£675.0	675.0	675.0
6.25% GBP Senior Secured Notes due 2029	£360.0	360.0	360.0
5.50% USD Senior Secured Notes due 2029	$1,425.0	1,149.4	1,074.4
5.25% GBP Senior Secured Notes due 2029	£340.0	340.0	340.0
4.25% GBP Senior Secured Notes due 2030	£400.0	400.0	400.0
Total Senior Secured Notes		4,575.7	4,461.2

Senior Notes:
4.875% USD Senior Notes due 2022	$71.6	57.8	54.0
5.25% USD Senior Notes due 2022	$51.5	41.6	38.8
5.125% GBP Senior Notes due 2022	£44.1	44.1	44.1
6.00% USD Senior Notes due 2024	$497.0	400.9	374.7
4.50% EUR Senior Notes due 2025	€460.0	407.1	389.5
5.75% USD Senior Notes due 2025	$388.7	313.5	293.1
Total Senior Notes		1,265.0	1,194.2

Vendor financing		1,886.8	1,835.0
Other debt		338.4	337.1
Finance lease obligations		51.4	52.9
Total third-party debt and finance lease obligations		12,410.7	12,007.1
Deferred financing costs, discounts and premiums, net		(15.4)	(17.5)
Total carrying amount of third-party debt and finance lease obligations		12,395.3	11,989.6
Less: cash and cash equivalents		21.2	34.5
Net carrying amount of third-party debt and finance lease obligations[6]		£12,374.1	£11,955.1

Exchange rate (€ to £)		1.1300	1.1811
Exchange rate ($ to £)		1.2398	1.3263

Covenant Debt Information
The following table details the pound sterling equivalent of the reconciliation from Virgin Media’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The pound sterling equivalents presented below are based on exchange rates that were in effect as of March 31, 2020 and December 31, 2019. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2020	2019
	in millions
Total third-party debt and finance lease obligations (£ equivalent)	£12,410.7	£12,007.1
Vendor financing	(1,886.8)	(1,835.0)
Other debt	(276.5)	(276.0)
Finance lease obligations	(51.4)	(52.9)
Projected principal-related cash payments associated with our cross-currency derivative instruments	(700.8)	(350.1)
Total covenant amount of third-party gross debt	9,495.2	9,493.1
Cash and cash equivalents	(20.3)	(33.9)
Total covenant amount of third-party net debt	£9,474.9	£9,459.2

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UPC Holding Reports Preliminary Q1 2020 Results
Swiss Market remains Highly Competitive; Continued ARPU pressure
Record Mobile Net Additions driven by Acceleration in Poland
Flawless Connectivity for Customers During COVID-19 Pandemic
UPC Holding Group (“UPC Holding”) provides market-leading triple- and quad-play services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland, Poland and Slovakia, unless otherwise indicated (Poland and Slovakia together are referred to as "CEE"). Our operations connected 2.7 million customers subscribing to 5.7 million television, internet and fixed-line telephony services and served 229,400 mobile subscribers at March 31, 2020.

Operating and strategic highlights:

•	UPC’s operations continue to drive fixed-mobile convergence, while providing leading connectivity and entertainment experiences to support future ARPU growth and a stable customer base

◦	UPC Switzerland, which launched the country’s largest Gigabit network at the end of Q3 2019, has already gained 53,000 1 Gbps customers

◦
Horizon 4 (UPC TV) reaches a base of 278,000 customers in Switzerland, representing 47% and 28% of our enhanced and total video bases respectively. Product NPS continues to be significantly higher than our legacy platform

•	Swiss Q1 Customer ARPU of CHF 69.12 decreased 2.8% YoY on a both a reported and rebased[1] basis, as a result of higher front-book discounts due to the highly competitive nature of the market

•	CEE Q1 Customer ARPU of €20.00 grew 1.0% YoY on a reported basis and 1.7% YoY on a rebased basis, due to an improved front-book tier mix

•	Customer relationship losses were 10,000 in Q1 as compared to a loss of 12,000 in Q1 2019

◦	Switzerland lost 16,000 customers in Q1, representing an 8,000 YoY improvement, supported by the aforementioned product enhancements but still adversely impacted by competitive market conditions

◦	CEE added 6,000 customers in Q1, as compared to 12,000 in Q1 2019, as an increased focus on front-book ARPU led to lower gross additions

•	Mobile additions were 20,000 in Q1, our highest to date, as compared to 13,000 in Q1 2019

◦	UPC Switzerland drove FMC to 21%, as compared to 15% in Q1 2019

◦	Following the launch of a new mobile offering in Q3 2019, UPC Poland continued to increase its postpaid base with 7,000 additions in Q1

•	During the quarter, we adapted our business operations quickly in response to the COVID-19 pandemic to keep our customers connected and ensure the safety of our employees

◦	Our robust network is successfully handling the increased demand from customers working from home during the pandemic

◦
We are proactively helping our residential customers stay connected and entertained during this period. The initiatives range from automatically upgrading customers to 100Mbps to unlocking all children’s channels and expanding our range of premium channels free of charge

◦	In B2B, we have increased capacity and provided additional security services to enable remote working for many businesses and maintain connectivity during this difficult time

Financial highlights:

•	Revenue of €396 million in Q1 increased 3.2% YoY on a reported basis and declined 1.0% YoY on a rebased basis

◦
Swiss revenue grew 3.3% YoY on a reported basis and declined 2.7% YoY on a rebased basis, primarily due to the net effect of lower consumer subscription revenue as a result of 3P volume losses, partially offset by (i) continued volume related mobile service revenue growth and (ii) higher handset sales

▪	Q1 revenue include a favorable increase of €1.5 million in Switzerland due to the acceleration of revenue from our distribution partner for the broadcast of ice hockey, as further described below

◦	CEE revenue grew 3.1% YoY on a reported basis and 3.5% on a rebased basis due to an increase in residential cable subscription revenue driven by new build areas and growth in B2B

•	Operating income decreased 92.3% in Q1 to €4 million, largely driven by the decrease in OCF[2]

•	Segment OCF of €171 million in Q1 declined 7.2% YoY on a reported basis and 10.9% YoY on a rebased basis

◦
Swiss OCF declined 11.6% YoY on a reported basis and 16.0% on a rebased basis, mainly due to (i) higher interconnect and mobile handset costs and (ii) the aforementioned loss of residential cable subscription revenue

▪
The rebased Segment OCF decline included a net unfavorable impact of €2.0 million due to the acceleration of certain prepaid amounts and associated revenues related to ice hockey sports rights, as COVID-19 led to the cancellation of the league

◦	CEE OCF increased by 4.4% YoY on a reported basis and 4.8% on a rebased basis, largely driven by the aforementioned increase in residential cable subscription revenue

•	Q1 segment property and equipment additions were 20.2% of revenue, up from 18.5% in the prior year period

◦	The Q1 increase was largely driven by new build projects and CPE inventory. Q1 property and equipment additions were 21.9% of revenue for Switzerland and 15.8% for CEE

•	At March 31, 2020, our fully-swapped third-party debt borrowing cost was 4.0% and the average tenor of our third-party debt (excluding vendor financing) was over 8 years

•
At March 31, 2020, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Senior Secured and Total Net Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 3.06x and 4.64x, respectively, as calculated in accordance with our most restrictive covenants

◦
Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 5.45x at March 31, 2020

•
At March 31, 2020, we had maximum undrawn commitments of €990.1 million. When our Q1 compliance reporting requirements have been completed and assuming no change from March 31, 2020 borrowing levels, we anticipate €652.0 million of borrowing capacity to be available

•
During April 2020, as a result of the sale of certain entities of the UPC borrowing group and associated reduction in outstanding debt and EBITDA of the remaining UPC borrowing group, revolving Facility AM was cancelled in full and a new revolving facility with commitments equal to €500.0 million was established at EURIBOR + 2.50% due 2026

Operating Statistics Summary

	As of and for the three months ended
	March 31,
		2020		2019

Footprint
Homes Passed	6,564,800		6,438,900

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	2,694,800		2,749,700
Q1 Organic[3] Fixed-Line Customer Relationship net additions (losses)		(10,300)		(12,000)

Q1 Monthly ARPU per Fixed-Line Customer Relationship		€37.01		€37.01
Switzerland Q1 Monthly ARPU per Fixed-Line Customer Relationship	CHF	69.12	CHF	71.08
CEE Q1 Monthly ARPU per Fixed-Line Customer Relationship		€20.00		€19.80

Customer Bundling

Fixed-mobile Convergence Switzerland		20.5%		15.1%
Fixed-mobile Convergence CEE		0.9%		0.2%

Single-Play		30.1%		32.8%
Double-Play		27.4%		25.3%
Triple-Play		42.5%		41.9%

Mobile Subscribers
Total Mobile Subscribers	229,400		161,900

Total Organic[3] Mobile net additions (losses)	19,700		12,600

Q1 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€31.24		€30.98
Excluding interconnect revenue		€27.51		€28.22

Financial Results, Segment OCF Reconciliation, Property & Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three months ended March 31, 2020 and 2019:

	Three months ended
	March 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts
Revenue
Switzerland	€287.4	€278.3	3.3%	(2.7%)
Central and Eastern Europe	108.2	104.9	3.1%	3.5%
Total	€395.6	€383.2	3.2%	(1.0%)

Segment OCF[2]
Switzerland	€121.7	€137.7	(11.6%)	(16.0%)
Central and Eastern Europe	49.3	47.2	4.4%	4.8%
Central and Corporate and intersegment eliminations	—	(0.6)	N.M.	N.M.
Total Segment OCF	€171.0	€184.3	(7.2%)	(10.9%)

Operating income	€4.2	€54.7
Share-based compensation expense	3.9	4.8
Related-party fees and allocations, net	60.5	39.3
Depreciation and amortization	90.2	84.5
Impairment, restructuring and other operating items, net	12.2	1.0
Total Segment OCF	€171.0	€184.3

Segment OCF as a percentage of revenue	43.2%	48.1%

Operating income as a percentage of revenue	1.1%	14.3%

N.M. - not meaningful

The following table provides details of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended
	March 31,
	2020	2019
	in millions, except % amounts
Customer premises equipment	€25.3	€19.6
New build and upgrade	25.5	19.4
Capacity	4.3	7.9
Product and enablers	7.6	7.3
Baseline	17.2	16.6
Property and equipment additions	79.9	70.8
Assets acquired under capital-related vendor financing arrangements	(88.7)	(106.1)
Assets acquired under finance leases	(0.3)	(0.2)
Changes in current liabilities related to capital expenditures (including related-party amounts)	66.9	130.4
Total capital expenditures[4]	€57.8	€94.9

Regional Property and Equipment Additions
Switzerland	€62.8	€51.6
Central and Eastern Europe	17.1	19.2
Total property and equipment additions	€79.9	€70.8

Property and equipment additions as a percentage of revenue	20.2%	18.5%

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the borrowing currency and euro equivalent of the nominal amount of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents.

	March 31,		December 31,
	2020		2019
	Borrowing currency	€ equivalent
	in millions
Senior Credit Facility
5.375% USD Facility AL due 2025	€—	—	1,015.2
4.000% EUR Facility AK due 2027	€540.0	540.0	540.0
3.625% EUR Facility AQ due 2029	€600.0	600.0	600.0
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	638.0	—
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	—
€990.1 million Revolving Facility AM (EURIBOR + 2.75%) EUR due 2021		—	—
Elimination of Facilities AK, AL and AQ in consolidation		(1,140.0)	(2,155.2)
Total Senior Credit Facilities		1,038.0	—

Senior Secured Notes
5.375% USD Senior Secured Notes due 2025	$—	—	1,015.2
4.000% EUR Senior Secured Notes due 2027	€540.0	540.0	540.0
3.625% EUR Senior Secured Notes due 2029	€600.0	600.0	600.0
Total Senior Secured Notes		1,140.0	2,155.2

Senior Notes
5.500% USD Senior Notes due 2028	$535.0	487.6	476.4
3.875% EUR Senior Notes due 2029	€594.3	594.3	594.3
Total Senior Notes		1,081.9	1,070.7

Vendor financing		567.4	560.1
Finance lease obligations		19.2	20.3
Total third-party debt and finance lease obligations		3,846.5	3,806.3
Deferred financing costs and discounts		(19.1)	(18.2)
Total carrying amount of third-party debt and finance lease obligations		3,827.4	3,788.1
Less: cash and cash equivalents		21.5	22.1
Net carrying amount of third-party debt and finance lease obligations[6]		€3,805.9	€3,766.0

Exchange rate ($ to €)		1.0971	1.1229

Covenant Debt Information
The following table details the euro equivalent of the reconciliation from UPC Holding’s consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of March 31, 2020 and December 31, 2019. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	March 31,	December 31,
	2020	2019
	in millions
Total third-party debt and finance lease obligations (€ equivalent)	€3,846.5	€3,806.3
Vendor financing	(567.4)	(560.1)
Finance lease obligations	(19.2)	(20.3)
Projected principal-related cash receipts (payments) associated with our cross-currency derivative instruments	(6.6)	35.9
Total covenant amount of third-party gross debt	3,253.3	3,261.8
Cash and cash equivalents	(21.5)	(22.1)
Total covenant amount of third-party net debt	€3,231.8	€3,239.7

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our financial performance; expectations with respect to continued network resiliency, capacity and connectivity amidst the COVID-19 usage surge; expected launch of broadband speed increases and connectivity and entertainment enhancements, including the anticipated continued rollout of 1 Gbps broadband service at Virgin Media; the strength of our balance sheet and tenor of our third-party debt; projected principal-related cash flows of our cross currency derivative instruments; our anticipated borrowing capacity and use of debt proceeds; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of the recent outbreak of COVID-19 on our company; the effects of changes in laws or regulation; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Matt Coates	+44 20 8483 6333	Matt Beake	+44 20 8483 6428
John Rea	+1 303 220 4238
Stefan Halters	+44 20 8483 6211

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 333 000 2912	James Lusher	+44 333 000 2900

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended March 31, 2020
					Video
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Basic Video Subscribers(ii)	Enhanced Video Subscribers	Total Video	Telephony Subscribers(iii)		Total Mobile Subscribers

Operating Data
Switzerland(iv)	2,382,200	1,011,900	2,140,200	651,900	399,300	586,700	986,000	502,300		213,200
Poland	3,562,500	1,490,000	3,184,600	1,241,300	207,300	1,068,800	1,276,100	667,200		16,200
Slovakia	620,100	192,900	401,300	141,800	29,500	142,100	171,600	87,900		—
Total UPC Holding continuing ops	6,564,800	2,694,800	5,726,100	2,035,000	636,100	1,797,600	2,433,700	1,257,400		229,400

United Kingdom	14,981,500	5,516,500	13,480,100	5,279,200	—	3,621,800	3,621,800	4,579,100		3,220,400
Ireland	938,600	435,900	995,300	380,500	—	289,300	289,300	325,500		98,000
Total Virgin Media	15,920,100	5,952,400	14,475,400	5,659,700	—	3,911,100	3,911,100	4,904,600	`	3,318,400

Q1 Organic[3] Variance
Switzerland	9,400	(16,400)	(29,100)	(9,500)	(8,900)	(6,500)	(15,400)	(4,200)		12,500
Poland	14,700	6,200	17,000	11,700	10,700	1,800	12,500	(7,200)		7,200
Slovakia	1,100	(100)	2,300	1,200	700	(400)	300	800		—
Total UPC Holding continuing ops	25,200	(10,300)	(9,800)	3,400	2,500	(5,100)	(2,600)	(10,600)		19,700

United Kingdom	87,100	(1,600)	(83,800)	8,200	—	(65,600)	(65,600)	(26,400)		40,900
Ireland	3,600	500	1,600	2,300	—	8,900	8,900	(9,600)		400
Total Virgin Media	90,700	(1,100)	(82,200)	10,500	—	(56,700)	(56,700)	(36,000)		41,300

	Selected Operating Data — As of March 31, 2020

	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Switzerland	—	213,200	213,200
Poland	—	16,200	16,200
Slovakia	—	—	—
Total UPC Holding	—	229,400	229,400

United Kingdom	233,400	2,987,000	3,220,400
Ireland	—	98,000	98,000
Total Virgin Media	233,400	3,085,000	3,318,400

	March 31, 2020 vs. December 31, 2019
Organic[3] Mobile Subscriber Variance
Switzerland	—	12,500	12,500
Poland	—	7,200	7,200
Slovakia	—	—	—
Total UPC Holding	—	19,700	19,700

United Kingdom	(30,500)	71,400	40,900
Ireland	—	400	400
Total Virgin Media	(30,500)	71,800	41,300

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 68,900 subscribers who have requested and received this service.

(ii)	UPC Holding has approximately 28,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 189,300 subscribers who have requested and received this service.

(iv)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2020, Switzerland’s partner networks account for 116,000 Fixed-Line Customer Relationships, 295,300 RGUs, which include 107,800 Internet Subscribers, 102,800 Enhanced Video Subscribers and 84,700 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that Switzerland does not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes

1
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue, Segment OCF and OFCF for the three months ended March 31, 2019 to reflect the translation of our rebased amounts for the three months ended March 31, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2020. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global’s press release dated May 6, 2020, Liberty Global Reports Q1 2020 Results. The following table provides adjustments made to the 2019 amounts to derive our rebased growth rates for Virgin Media and UPC Holding:

	Three months ended
	March 31, 2020
	Revenue	Segment OCF	OFCF
	in millions
Virgin Media
Foreign Currency	£(1.0)	£(0.6)	£(0.3)

UPC Holding
Foreign Currency	€(3.7)	€(20.1)

2
During the fourth quarter of 2019, Liberty Global changed the presentation of its consolidated reportable segments with respect to certain operating costs related to its centrally-managed technology and innovation function. For additional information and detail of the impact to the Virgin Media and UPC Holding borrowing groups, see the Appendix.

3
Organic figures exclude RGUs of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

4
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

5	Interest will initially accrue at a rate of 6.0% up to January 15, 2021 and at a rate of 11.0% thereafter.

6	Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

Glossary
ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed-line customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed-line customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed-line customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in footnote 1 above.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Fixed-Line Customer Relationships: the number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning premises: includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to our networks as a part of our Project Lightning network extension program in the U.K. and Ireland. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

Segment OCF margin: calculated by dividing segment OCF by total revenue for the applicable period.

OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents Segment OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of Segment OCF.

Property and equipment additions (P&E additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

Segment OCF: the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Segment OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our Segment OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of operating income to Segment OCF is presented in the applicable sections of this release.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.

Appendix - Supplemental Segment OCF information

The following table presents (i) reported Segment OCF and (ii) percentage change from period to period for Segment OCF on both a reported and rebased basis for our Virgin Media and UPC Holding borrowing groups:

	Three months ended March 31,		Increase/(decrease)
	2020	2019	Reported %	Rebased %
	in millions, except % amounts

Segment OCF:
Virgin Media	£512.3	£531.5	(3.6)	(3.5)

UPC Holding:
Switzerland	€121.7	€137.7	(11.6)	(16.0)
Central and Eastern Europe	49.3	47.2	4.4	4.8
Central and Corporate and intersegment eliminations	—	(0.6)	N.M.	N.M.
Total UPC Holding Segment OCF	€171.0	€184.3	(7.2)	(10.9)

Centrally-held Operating Cost Allocations
During the fourth quarter of 2019, we changed the presentation of certain operating costs related to our centrally-managed technology and innovation function. These costs, which were previously included in Central and Corporate , are now allocated to our consolidated reportable segments. This change, which we refer to as the “Centrally-held Operating Cost Allocation”, was made as a result of internal changes with respect to the way in which our chief operating decision maker evaluates the Segment OCF of our operating segments. Segment information of our borrowing groups for the three months ended March 31, 2019 has been revised to reflect this change. The following table provides a summary of the impact on the Segment OCF of our borrowing groups that resulted from the Centrally-held Operating Cost Allocation.

	Three months ended March 31,
	2020	2019
	in millions
Decrease to reported Segment OCF:
Virgin Media	£(9.4)	£(12.4)

UPC Holding:
Switzerland	€(4.3)	€(6.0)
Central and Eastern Europe	(2.3)	(3.1)
Total decrease to UPC Holding Segment OCF	€(6.6)	€(9.1)